Exhibit 5.1

GRAUBARD MILLER
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

October 5, 2018

PAVmed Inc.

One Grand Central Place, Suite 4600

New York, New York

Re: Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) filed by PAVmed Inc. (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (the “Act”), with respect to (i) the issuance by the Company of 124,042 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), upon the exercise of warrants to purchase Common Stock (“Series W Warrants”) sold in the Company’s initial public offering (“IPO Series W Warrants”), (ii) the resale by the selling securityholders set forth in the Registration Statement (the “Selling Securityholders”) of 257,776 shares of Common Stock underlying Series W Warrants sold in private placements prior to the Company’s initial public offering(“Pre-IPO Series W Warrants”), and the issuance by the Company of such shares to the extent the warrants are publicly transferred prior to their exercise (the shares referred to in clauses (i) and (ii), the “Series W Warrant Shares”), (iii) the issuance by the Company of 424,581 shares of Common Stock upon the exercise of Series Z warrants to purchase Common Stock (“Series Z Warrants”) issued in exchange for IPO Series W Warrants (“Series Z Warrants”) and 12,450 shares of Common Stock upon the exercise of Pre-IPO Series Z Warrants (as defined below) that have been publicly transferred, (iv) the resale by the Selling Securityholders of 4,638,818 shares of Common Stock underlying Series Z Warrants issued in exchange for Pre-IPO Series W Warrants (“Pre-IPO Series Z Warrants”), and the issuance by the Company of such shares to the extent the warrants are publicly transferred prior to their exercise, (v) the resale by the Selling Securityholders of 53,000 shares of Common Stock (the “UPO Shares”) and 53,000 Series Z Warrants (the “UPO Series Z Warrants”) underlying the unit purchase options (“UPOs”) issued in connection with the Company’s initial public offering, (vi) the resale by the Selling Securityholders of 53,000 shares of Common Stock underlying the UPO Series Z Warrants, and the issuance by the Company of such shares to the extent the warrants are publicly transferred prior to their exercise, (vii) the resale by the Selling Securityholders of 2,739,190 shares of Common Stock underlying Series Z Warrants issued in exchange for certain warrants sold in private placements after the Company’s initial public offering, and the issuance by the Company of such shares to the extent the warrants are publicly transferred prior to their exercise (the shares referred to in clauses (iii), (iv), (vi) and (vii), the “Series Z Warrants Shares”), and (ix) 1,460,337 shares of common issued (the “Outstanding Series S Warrant Shares”), and 1,199,383 shares of Common Stock issuable (the “Series S Warrant Shares”), upon exercise of Series S warrants to purchase common stock (the “Series S Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that:

1. The Series W Warrant Shares to be issued by the Company upon exercise of Series W Warrants have been duly authorized and, when issued in accordance with the Series W Warrants against payment in full therefor, will be legally issued, fully paid and nonassessable.

2. The Series Z Warrant Shares to be issued by the Company upon exercise of Series Z Warrants have been duly authorized and, when issued in accordance with the Series Z Warrants against payment in full therefor, will be legally issued, fully paid and nonassessable.

3. The UPO Shares to be issued by the Company upon exercise of UPOs have been duly authorized and, when issued in accordance with the UPOs against payment in full therefor, will be legally issued, fully paid and nonassessable.

4. The UPO Series Z Warrants to be issued by the Company upon exercise of UPOs have been duly authorized and, when issued in accordance with the UPOs against payment in full therefor, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5. The Outstanding Series S Warrant Shares have been duly authorized and are legally issued, fully paid and nonassessable.

6. The Series S Warrant Shares to be issued by the Company upon exercise of the Series S Warrants have been duly authorized and, when issued in accordance with the Series S Warrants against payment in full therefor, will be legally issued, fully paid and nonassessable.

Our opinions set forth herein are limited to the laws of the State of New York, all applicable provisions of the Delaware constitution (and all applicable judicial and regulatory determinations) and the General Corporation Law of the State of Delaware, and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GRAUBARD MILLER